EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm of P-Com, Inc., we consent to the reference to our firm under the caption "EXPERTS" and to the use of our report dated February 26, 2004, except for Note 17, as to which the date is March 4, 2004, in the Registration Statement (Form S-2) of P-Com, Inc. filed with the Securities and Exchange Commission.

As independent auditors of Speedcom Wireless Corporation, we consent to the reference to our firm under the caption "EXPERTS" and to the use of our report dated January 31, 2003, except for Notes 2 and 18, as to which the date is December 10, 2003, in the Registration Statement (Form S-2) of P-Com, Inc. filed with the Securities and Exchange Commission.

/s/ AIDMAN, PISER & COMPANY, P.A.

Tampa, Florida
April 29, 2005